UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2013

Roomlinx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-26213	83-0401552
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

11101 W 120th Ave, Suite 200, Broomfield, Colorado  80021
(Address of Principal Executive Offices) (Zip Code)

303-544-1111
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of June 19, 2013, Roomlinx, Inc., a Nevada corporation (“Roomlinx”), had outstanding options to purchase an aggregate of 925,027 shares of common stock (“Options”), of which options to purchase 300,833 shares of common stock were originally issued in connection with the Master Services and Equipment Purchase Agreement entered into with Hyatt Corporation (the “Hyatt Options”), as previously disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March  21, 2012.

At a meeting of the Board of Directors of Roomlinx held on June 14, 2013, the Board determined to reduce the exercise price of a total of 354,445 of the non-Hyatt Options to $.60 per share (the closing price of the common stock on June 14, 2013 was $.60 per share).  None of the Options subject to the exercise price reduction are Hyatt Options.

282,766 of the Options subject to the exercise price reduction are held collectively by Michael S. Wasik, our Chief Executive Officer, Jason Andrew Baxter, our Chief Operating Officer, Alan Fine, our interim Principal Accounting Officer and interim Chief Financial Officer, and Robert Wagener, our Executive Vice President of Sales and Marketing, in the amounts set forth below, and 71,679 of the Options subject to the exercise price reduction are held by non-executive employees:

Executive Officer	Options
Michael S. Wasik	136,978
Jason Andrew Baxter	65,833
Alan Fine	11,967
Robert Wagener	67,988
TOTAL	282,766

The Board determined to reduce the exercise price of the Options to encourage retention of employees by improving morale and to incentivize employees to exercise their Options to become larger stockholders of Roomlinx.

In particular, Roomlinx recognizes that its current stock price is significantly below the previously existing exercise prices on the Options subject to reduction and thus the Board believes that the reduction is critical to continue to incentivize employees and, especially, senior management.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2013	ROOMLINX INC.

	By:	/s/ Michael S. Wasik
Michael S. Wasik
President and Chief Executive
Officer

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